-----------------------------------
                                                        OMB APPROVAL
                                             -----------------------------------
                                             OMB Number:               3235-0145
                                             Expires:          December 31, 2005
                                             Estimated average burden
                                             Hours per response . . . . . . . 11
                                             -----------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                          CHESTERFIELD FINANCIAL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    166435107
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 8 Pages

-------------------------------------
CUSIP No. 166435107
-------------------------------------

================================================================================
    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Keeley Asset Management Corp.; Tax I.D. No.:  36-3160361
--------  ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
          (SEE INSTRUCTIONS)

          N/A
--------  ----------------------------------------------------------------------
    3     SEC USE ONLY

--------  ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois
--------------------------------------------------------------------------------
 NUMBER OF        5     SOLE VOTING POWER

   SHARES               252,150
              --------  --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

  OWNED BY              -0-
              --------  --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER

 REPORTING              252,150
              --------  --------------------------------------------------------
   PERSON         8     SHARED DISPOSITIVE POWER

    WITH                -0-
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          252,150
--------  ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          N/A
--------  ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.6%*
--------  ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IA
================================================================================

--------------
* Based on an aggregate of 3,814,975 shares outstanding as of November 8, 2002.

                                Page 2 of 8 Pages

-------------------------------------
CUSIP No. 166435107
-------------------------------------

================================================================================
    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Kamco Thrift Partners Limited Partnership; Tax I.D. No.:  36-4093981
--------  ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
          (SEE INSTRUCTIONS)

          N/A
--------  ----------------------------------------------------------------------
    3     SEC USE ONLY

--------  ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois
--------------------------------------------------------------------------------
 NUMBER OF        5     SOLE VOTING POWER

   SHARES               13,500
              --------  --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

  OWNED BY              -0-
              --------  --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER

 REPORTING              13,500
              --------  --------------------------------------------------------
   PERSON         8     SHARED DISPOSITIVE POWER

    WITH                -0-
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          13,500
--------  ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          N/A
--------  ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.4%*
--------  ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
================================================================================

--------------
* Based on an aggregate of 3,814,975 shares outstanding as of November 8, 2002.

                                Page 3 of 8 Pages

-------------------------------------
CUSIP No. 166435107
-------------------------------------

================================================================================
    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          John L. Keeley, Jr.; Social Security No.:  ###-##-####
--------  ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
          (SEE INSTRUCTIONS)

          N/A
--------  ----------------------------------------------------------------------
    3     SEC USE ONLY

--------  ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
 NUMBER OF        5     SOLE VOTING POWER

   SHARES               2,894
              --------  --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

  OWNED BY              -0-
              --------  --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER

 REPORTING              2,894
              --------  --------------------------------------------------------
   PERSON         8     SHARED DISPOSITIVE POWER

    WITH                -0-
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,894
--------  ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          N/A
--------  ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%*
--------  ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
================================================================================

--------------
* Based on an aggregate of 3,814,975 shares outstanding as of November 8, 2002.

                                Page 4 of 8 Pages

-------------------------------------
CUSIP No. 166435107
-------------------------------------

================================================================================
    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Barbara G. Keeley; Social Security No.:  ###-##-####
--------  ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
          (SEE INSTRUCTIONS)

          N/A
--------  ----------------------------------------------------------------------
    3     SEC USE ONLY

--------  ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
 NUMBER OF        5     SOLE VOTING POWER

   SHARES               3,744
              --------  --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

  OWNED BY              -0-
              --------  --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER

 REPORTING              3,744
              --------  --------------------------------------------------------
   PERSON         8     SHARED DISPOSITIVE POWER

    WITH                -0-
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,744
--------  ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          N/A
--------  ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%*
--------  ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IA
================================================================================

--------------
* Based on an aggregate of 3,814,975 shares outstanding as of November 8, 2002.

                                Page 5 of 8 Pages

-------------------------------------
CUSIP No. 166435107
-------------------------------------

     This Amendment No. 1 to the undersigned's Schedule 13G, which was originally filed on February 4, 2002 (the "Schedule 13G") with regard to Chesterfield Financial Corp. (the "Issuer") is being filed to amend Item 4 of the Schedule 13G. Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13G.

Item 4.   Ownership
          ---------

          Keeley Asset Management Corp.
          -----------------------------

          (a)  Amount Beneficially Owned: 252,150

          (b)  Percent of Class: 6.6%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 252,150

               (ii)  shared power to vote or to direct the vote: -0-

               (iii) sole power to dispose or to direct the disposition of:
                     252,150

               (iv)  shared power to dispose or to direct the disposition of:
                     -0-

          Kamco Thrift Partners Limited Partnership
          -----------------------------------------

          (a)  Amount Beneficially Owned: 13,500

          (b)  Percent of Class: 0.4%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 13,500

               (ii)  shared power to vote or to direct the vote: -0-

               (iii) sole power to dispose or to direct the disposition of:
                     13,500

               (iv)  shared power to dispose or to direct the disposition of:
                     -0-

          John L. Keeley, Jr.
          -------------------

          (a)  Amount Beneficially Owned: 2,894

          (b)  Percent of Class: 0.1%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 2,894

               (ii)  shared power to vote or to direct the vote: -0-

               (iii) sole power to dispose or to direct the disposition of:
                     2,894

               (iv)  shared power to dispose or to direct the disposition of:
                     -0-


                               Page 6 of 8 Pages

-------------------------------------
CUSIP No. 166435107
-------------------------------------


          Barbara G. Keeley
          -----------------

          (a)  Amount Beneficially Owned: 3,744

          (b)  Percent of Class: 0.1%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 3,744

               (ii)  shared power to vote or to direct the vote: -0-

               (iii) sole power to dispose or to direct the disposition of:
                     3,744

               (iv)  shared power to dispose or to direct the disposition of:
                     -0-


Exhibits.      1.    Agreement to file Schedule 13G jointly.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated this 31st day of January, 2003.

KEELEY ASSET MANAGEMENT CORP.


/s/ John L. Keeley, Jr.
----------------------------------------------
John L. Keeley, Jr., President



KAMCO THRIFT PARTNERS LIMITED PARTNERSHIP
By: Keeley Asset Management Corp., General Partner


/s/ John L. Keeley, Jr.
----------------------------------------------
John L. Keeley, Jr., President


/s/ John L. Keeley, Jr.
----------------------------------------------
John L. Keeley, Jr.


/s/ Barbara G. Keeley
----------------------------------------------
Barbara G. Keeley


                               Page 7 of 8 Pages